                                                                  EXHIBIT 10.17

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                            ASSET PURCHASE AGREEMENT


                            DATED September 3, 1997


                                  By and Among


                           FINLAY ENTERPRISES, INC.,


                        FINLAY FINE JEWELRY CORPORATION,


                                ZALE CORPORATION


                                      and


                              ZALE DELAWARE, INC.





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
                               Table of Contents

1.     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . .    2

2.     Sale and Purchase of Division Assets.  . . . . . . . . . . . . . . .    8

3.     Purchase Price for Division Assets and Dillard's Inventories   . . .   15
       (a)    Division Assets   . . . . . . . . . . . . . . . . . . . . . .   15
       (b)    Dillard's Inventories.  . . . . . . . . . . . . . . . . . . .   19
       (c)    Allocation of Division Assets Purchase Price  . . . . . . . .   22

4.     Merchandise Returns; Repairs; Consignments   . . . . . . . . . . . .   22

5.     The Closing; Termination . . . . . . . . . . . . . . . . . . . . . .   25

6.     Assumption of Liabilities; Consents  . . . . . . . . . . . . . . . .   27

7.     Representations, Warranties and Covenants of the Parent
       and the Seller . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       (a)    Organization and Standing   . . . . . . . . . . . . . . . . .   33
       (b)    Authorization   . . . . . . . . . . . . . . . . . . . . . . .   34
       (c)    Financial Statements  . . . . . . . . . . . . . . . . . . . .   36
       (d)    Title to Division Assets; Liens and
              Encumbrances.   . . . . . . . . . . . . . . . . . . . . . . .   36
       (e)    Computer System   . . . . . . . . . . . . . . . . . . . . . .   38
       (f)    Contracts and Commitments   . . . . . . . . . . . . . . . . .   38
       (g)    Compliance with Laws.   . . . . . . . . . . . . . . . . . . .   39
       (h)    Litigation; Decrees   . . . . . . . . . . . . . . . . . . . .   40
       (i)    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
       (j)    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .   41
       (k)    No Adverse Changes.   . . . . . . . . . . . . . . . . . . . .   42
       (l)    Employees   . . . . . . . . . . . . . . . . . . . . . . . . .   43
       (m)    Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . .   45
       (n)    Return Policies; Warranties; No Customer Special Orders;
              Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
       (o)    Inventories   . . . . . . . . . . . . . . . . . . . . . . . .   46
       (p)    Advertising   . . . . . . . . . . . . . . . . . . . . . . . .   46
       (q)    Department Lease and License Agreements   . . . . . . . . . .   47
       (r)    Capital Expenditure Commitments   . . . . . . . . . . . . . .   47
       (s)    Assets Necessary to the Business  . . . . . . . . . . . . . .   48
       (t)    Absence of Environmental Liabilities  . . . . . . . . . . . .   48
       (u)    Updates   . . . . . . . . . . . . . . . . . . . . . . . . . .   49

8.     Representations, Warranties and Covenants of
       Enterprises and the Buyer  . . . . . . . . . . . . . . . . . . . . .   50
       (a)    Organization and Standing   . . . . . . . . . . . . . . . . .   50
       (b)    Authorization   . . . . . . . . . . . . . . . . . . . . . . .   50
       (c)    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   51

9.     Certain Employment Matters   . . . . . . . . . . . . . . . . . . . .   51

                               Table of Contents

10.    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

11.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .   53
       (a)    Indemnification by Enterprises and the Buyer  . . . . . . . .   53
       (b)    Indemnification by the Parent and the Seller  . . . . . . . .   54
       (c)    Notice of Claim and Assumption of Defense   . . . . . . . . .   58
       (d)    Settlement of Claim by an Indemnified Party   . . . . . . . .   60
       (e)    Damages   . . . . . . . . . . . . . . . . . . . . . . . . . .   61
       (f)    Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . .   61

12.    Closing Conditions of Enterprises and the Buyer  . . . . . . . . . .   61

13.    Closing Conditions of the Parent and the Seller  . . . . . . . . . .   65

14.    Deliveries by the Parent and the Seller on the Closing Date  . . . .   68

15.    Deliveries by the Buyer on the Closing Date  . . . . . . . . . . . .   69

16.    Obligations of the Parent and the Seller   . . . . . . . . . . . . .   69

17.    Confidentiality; Other Covenants   . . . . . . . . . . . . . . . . .   75

18.    Certain Payments   . . . . . . . . . . . . . . . . . . . . . . . . .   76

19.    Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . .   77

20.    Mail   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79

21.    Sales, Use and Similar Taxes   . . . . . . . . . . . . . . . . . . .   79

22.    Bulk Sales Laws  . . . . . . . . . . . . . . . . . . . . . . . . . .   79

23.    Press Releases, Etc.   . . . . . . . . . . . . . . . . . . . . . . .   79

24.    Miscellaneous Provisions   . . . . . . . . . . . . . . . . . . . . .   80
       (a)    Survival.   . . . . . . . . . . . . . . . . . . . . . . . . .   80
       (b)    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .   80
       (c)    Entire Agreement.   . . . . . . . . . . . . . . . . . . . . .   81
       (d)    Waiver.   . . . . . . . . . . . . . . . . . . . . . . . . . .   82
       (e)    Amendments.   . . . . . . . . . . . . . . . . . . . . . . . .   82
       (f)    Execution in Counterparts.  . . . . . . . . . . . . . . . . .   82
       (g)    Successors and Assigns.   . . . . . . . . . . . . . . . . . .   82
       (h)    Governing Law.  . . . . . . . . . . . . . . . . . . . . . . .   83
       (i)    Headings.   . . . . . . . . . . . . . . . . . . . . . . . . .   83
       (j)    Severability.   . . . . . . . . . . . . . . . . . . . . . . .   84
       (k)    Expenses.   . . . . . . . . . . . . . . . . . . . . . . . . .   84

       25.  Special Re-apportionments   . . . . . . . . . . . . . . . . . .   84

                                    Exhibits

Exhibit 3(b)                -      Form of Dillard's Transfer
                                     Agreement
Exhibit 12(g)               -      Form of Services Agreement
Exhibit 12(i)(ii)           -      Form of Opinion of Troutman
                                     Sanders LLP
Exhibit 12(i)(iii)(a)       -      Form of Bill of Sale
Exhibit 12(i)(iii)(b)       -      Form of Assumption Agreement
Exhibit 13(e)(iv)           -      Form of Opinion of Zimet, Haines,
                                     Friedman & Kaplan
Exhibit 14(g)               -      Mercantile Assignment

                                   Schedules

Schedule 2(a)(i)     -      Marshall Field's Departments
Schedule 2(a)(ii)    -      Parisian Departments
Schedule 2(a)(iii)   -      Mercantile Departments
Schedule 2(a)(iv)    -      Certain Agreements
Schedule 2(a)(xiii)  -      Prepaids, Refunds and Deposits
Schedule 3(b)        -      Seller's Policy re Severance and Retention
Schedule 3(c)        -      Purchase Price Allocation
Schedule 7(b)        -      Consents re: Parent and Seller
Schedule 7(c)        -      Financial Statements
Schedule 7(d)(i)     -      Liens
Schedule 7(d)(ii)    -      Equipment, etc. Locations; Net book
 and)(iii)                  value, etc.
Schedule 7(f)        -      Contracts and Commitments
Schedule 7(g)        -      Permits, Etc.
Schedule 7(h)        -      Litigation; Decrees
Schedule 7(j)        -      Insurance
Schedule 7(k)        -      No Adverse Changes
Schedule 7(l)        -      Employee Matters
Schedule 7(m)        -      Benefit Plans
Schedule 7(n)        -      Diamond Trade-up Policy
Schedule 7(o)        -      Policy re Outlets
Schedule 7(p)        -      Advertising
Schedule 7(q)        -      Locations of Acquired Departments
Schedule 7(r)        -      Capital Expenditures
Schedule 7(s)        -      Necessary Assets; Certain Services
Schedule 8(b)        -      Consents re: Enterprises and Buyer
Schedule 12(c)       -      Requisite Consents for Parent and Seller
Schedule 13(c)       -      Requisite Consents for Enterprises and
                            Buyer
Schedule 16(j)       -      Ad Valorem Tax Estimate

                            ASSET PURCHASE AGREEMENT


       AGREEMENT made and entered into on this 3rd day of September, 1997, by and among Finlay Enterprises, Inc., a Delaware corporation ("Enterprises"), Finlay Fine Jewelry Corporation, a Delaware corporation which is a wholly-owned subsidiary of Enterprises ("Buyer"), Zale Corporation, a Delaware corporation ("Parent"), and Zale Delaware, Inc., a Delaware corporation which is a wholly-owned subsidiary of Parent ("Seller").

                              W I T N E S S E T H:

       WHEREAS, the Seller currently owns certain assets which are operated as its Diamond Park Fine Jewelers division (the "Division"); and

       WHEREAS, the Division is engaged in the business (the "Business") of operating leased fine jewelry departments (each a "Department" and collectively, the "Departments") in department stores owned by Marshall Field & Company ("Marshall Field's"), Parisian, Inc. ("Parisian"), Mercantile Stores Company, Inc. ("Mercantile") and Dillard Department Stores, Inc. ("Dillard's");

       WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, the "Division Assets" and the "Dillard's Inventories" (as such terms are hereinafter defined), upon the terms and subject to the conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements hereinafter contained, the parties hereby agree as follows:

       1. Certain Definitions. The following terms, as used herein, have the following meanings:

       "AA" has the meaning set forth in Section 3(a)(iii).

       "Acquired Business" has the meaning set forth in Section 2(a)(iv).

       "Acquired Departments" has the meaning set forth in Section 2(a)(iii).

       "Acquisition Proposal" has the meaning set forth in Section 16(h).

       "Assumed Liabilities" has the meaning set forth in Section 6(a).

       "Assumption Agreement" has the meaning set forth in Section 12(i)(iii).

       "Bill of Sale" has the meaning set forth in Section 12(i)(iii).

       "Business" has the meaning set forth in the recitals hereto.

       "Capital Payments" has the meaning set forth in Section 25.

       "Closing" has the meaning set forth in Section 5(a).

       "Closing Date" has the meaning set forth in Section 5(a).

       "Closing Inventory Price" has the meaning set forth in Section 3(a)(i).

       "Code" has the meaning set forth in Section 7(m).

       "Damages" has the meaning set forth in Section 11(a)(i).

       "Department Agreements" has the meaning set forth in Section 2(a)(iii).

       "Department" and "Departments" have the meaning set forth in the recitals hereto.

       "Dillard's" has the meaning set forth in the recitals hereto.





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
       "Dillard's Agreement" has the meaning set forth in Section 2(a)(vii).

       "Dillard's Departments" has the meaning set forth in Section 2(a)(vii).

       "Dillard's Inventories" has the meaning set forth in Section 3(b).

       "Dillard's Inventories Purchase Price" has the meaning set forth in
Section 3(b).

       "Dillard's Transfer" has the meaning set forth in Section 3(b).

       "Dillard's Transfer Agreement" has the meaning set forth in Section
3(b).

       "Distribution Center" has the meaning set forth in Section 2(a)(vii).

       "Division" has the meaning set forth in the recitals hereto.

       "Division Agreements" has the meaning set forth in Section 2(a)(iv).

       "Division Assets" has the meaning set forth in Section 2(a).

       "Division Assets Purchase Price" has the meaning set forth in Section 3(a)(i).

       "Division Employees" has the meaning set forth in Section 7(l).

       "Effective Date" has the meaning set forth in Section 7(u).

       "Employee Plans" has the meaning set forth in Section 7(l).

       "ERISA" has the meaning set forth in Section 7(l).

       "Excluded Assets" has the meaning set forth in Section 2(b).

       "Excluded Liabilities" has the meaning set forth in Section 6(b).

       "Financial Statements" has the meaning set forth in Section 7(c).

       "GAAP" has the meaning set forth in Section 3(a)(i).

       "Governmental Entities" has the meaning set forth in Section 7(b).

       "HSR Act" has the meaning set forth in Section 12(f).

       "Indemnified Party" has the meaning set forth in Section 11(c).

       "Indemnifying Party" has the meaning set forth in Section 11(c).

       "Inventories" has the meaning set forth in Section 2(a)(vii).

       "Invoiced Cost" has the meaning set forth in Section 3(a)(iii).

       "Liens" has the meaning set forth in Section 7(d).

       "Marshall Field's" has the meaning set forth in the recital hereto.

       "Marshall Field's Agreement" has the meaning set forth in Section
2(a)(i).

       "Marshall Field's Departments" has the meaning set forth in Section 2(a)(i).

       "Maximum Inventory Amount" has the meaning set forth in Section 3(a)(i).

       "Mercantile" has the meaning set forth in the recitals hereto.

       "Mercantile Agreement" has the meaning set forth in Section 2(a)(iii).

       "Mercantile Departments" has the meaning set forth in Section 2(a)(iii).

       "Parent" has the meaning set forth at the head of this Agreement.

       "Parisian" has the meaning set forth in the recitals hereto.

       "Parisian Agreement" has the meaning set forth in Section 2(a)(ii).

       "Parisian Departments" has the meaning set forth in Section 2(a)(ii).

       "Purchase Price" has the meaning set forth in Section 3(b).

       "Seller's Warehouse" has the meaning set forth in Section 2(a)(viii).

       "Services Agreement" has the meaning set forth in Section 12(g).

       "Supplement" has the meaning set forth in Section 7(u).

       "Taxes" has the meaning set forth in Section 6(b)(vii).

       "Tax Returns" has the meaning set forth in Section 7(i).

       "Unassigned Asset" has the meaning set forth in Section 6(c).

       2.     Sale and Purchase of Division Assets.

       (a) Subject to the terms and conditions of this Agreement, at the "Closing" (as hereinafter defined), the Seller shall sell, convey, transfer and assign to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller's right, title and interest to the following assets owned by the Seller as of the Closing (collectively, the "Division Assets"):

              (i) that certain Licensed Department Agreement, dated as of January 25, 1994, between the Seller and Marshall Field's, as amended on July 5, 1996 and modified on October 2, 1996 (the "Marshall Field's Agreement"), relating to the operation of the Departments listed on Schedule 2(a)(i) (collectively, the "Marshall Field's Departments");

              (ii) that certain Concession and License Agreement, dated June 10, 1996, between the Seller and Parisian (the "Parisian Agreement"), relating to the operation of the Departments listed on Schedule 2(a)(ii) (collectively, the "Parisian Departments");

              (iii) that certain Concession and License Agreement, dated as of February 2, 1997, between the Seller and Mercantile (the "Mercantile Agreement"), relating to the operation of the Departments listed on Schedule 2(a)(iii) (collectively, the "Mercantile Departments") (the Marshall Field's Agreement, the Parisian Agreement and the Mercantile Agreement are hereinafter collectively referred to as the "Department Agreements" and the Marshall Field's Departments, the Parisian Departments and the Mercantile

              Departments are hereinafter collectively referred to as the "Acquired Departments");

              (iv) the other contracts, distribution arrangements, vendor, sales, purchase, advertising and similar agreements, equipment leases, other agreements and business arrangements to which the Seller is a party and which are used primarily in connection with the operation of the Business relating to the Acquired Departments or Division Assets (the "Acquired Business") and which are listed on Schedule 2(a)(iv) hereof (collectively with the Department Agreements, the "Division Agreements"), except that the Buyer will succeed only to agreements and arrangements for the purchase of merchandise on order (excluding consignment merchandise) as at the Closing Date having an "Invoiced Cost" (as hereinafter defined) of no more than $17,000,000 in the aggregate, subject to the terms of Section 25(b) hereof, provided that the scheduled delivery date therefor is on or before November 30, 1997;

              (v) all equipment, fixtures, furniture, leasehold improvements and personal property owned by the Seller and related exclusively to, used solely by, or located in the Acquired Departments, including without limitation, all counters, countertops, tables, chairs, shelving, countertop fixtures, showcases, ringholders, display equipment, jewelry fixtures, mirrors, floors, floor coverings, signholders and signs, lamps, chandeliers and special lighting fixtures, wall coverings, diamond/cz checkers, safes, locks and associated keys (including, without limitation, department keys, core keys and system-wide keys), alarm system equipment, telephone equipment, calculators, photocopy and facsimile equipment, repair and other tools, other movable personal property and special decor, but excluding computer equipment;

              (vi) to the extent assignable, all permits, certifications, franchises, licenses, approvals and other authorizations held by the Seller which relate primarily to the operation of the Acquired Business;

              (vii) subject to the provisions of Section 3(a) relating to the Maximum Inventory Amount, all finished goods inventories, comprised of fine jewelry and watches, which relate primarily to the operation of the Acquired Business and are located in the Seller's distribution center in Irving, Texas (the "Distribution Center"), and in the Acquired Departments (collectively, the "Inventories"), but excluding (A) all inventories held on consignment, (B) all inventories located, or to be utilized, at the leased fine jewelry departments in department stores owned or operated, pursuant to that certain Master License Agreement, dated as of November 4, 1993, as amended effective February 1, 1995 and February 1, 1997, between the Seller and Dillard's (the "Dillard's Agreement"), by the Seller (the "Dillard's Departments"), which inventories are not to be transferred pursuant to this Section 2(a) but shall be subject to the terms and conditions of Section 3(b) below, (C) all inventories which are damaged (whether or not under repair) and not saleable in the ordinary course of business of the Acquired Business, (D) all inventories at locations owned, operated or otherwise controlled by or for any of the Division's vendors and (E) all goods in transit from any vendor to the Seller on the Closing Date;

              (viii) all supplies, spare and replacement parts, findings, batteries, watch straps and bands, product attachments (including, without limitation, watch bezels), bags, watch and jewelry boxes, supplies furnished by host stores, cases, packing materials, watch warranty and instruction booklets for each watch included in Inventories, sales checks and other forms, business cards and thank you notes, cleaning and polishing materials and cloths located in the Acquired Departments and in the Seller's warehouse in Irving, Texas ("Seller's Warehouse") which are used primarily in connection with the operation of the Acquired Business;

              (ix) all of the Seller's data, trade secrets and confidential information exclusively related to the operation of the Acquired Business, if any;

              (x) all goodwill relating to the operation of the Acquired Business, if any, and all advertising and promotional materials and all other printed or written materials primarily used in connection with the operation of the Acquired Business;

              (xi) all of Seller's books and records relating solely to the operation of the Acquired Business, including inventory records and lists (including, without limitation, all diamond count books in respect of the Division), price lists, marketing information, sales records, records (if any) pertaining to customers and accounts, tax records, lists and records pertaining to suppliers and copies of all books, ledgers, files and business records relating solely to the operation of the Acquired Business;

              (xii) to the extent assignable, dedicated telephone lines in respect of equipment at the Acquired Departments;

              (xiii) all prepayments and prepaid expenses, refunds and deposits, relating primarily to the operation of the Acquired Business and of the type set forth on Schedule 2(a)(xiii); and

              (xiv) all petty cash on hand at the Acquired Departments as at the Closing.

       (b) Notwithstanding the provisions of Section 2(a) above, the parties agree that the Division Assets shall not include any of the following assets (the "Excluded Assets"):

              (i) cash and cash equivalent items and bank accounts, except petty cash on hand at the Acquired Departments as at the Closing;

              (ii)  accounts receivable or other receivables;

              (iii) any assets located in the Dillard's Departments, or used primarily in connection with the operation of the Dillard's Departments;

              (iv) any computer equipment or computer software used in connection with the operation of the Business;

              (v)  Seller's rights under or pursuant to this Agreement;

              (vi) Seller's employee files and records;

              (vii) Seller's employee and operating manuals; and

              (viii)  any of Seller's assets which are not specifically listed in Section 2(a) above.

       3.     Purchase Price for Division Assets and Dillard's Inventories.
(a) Division Assets. (i) The purchase price for the sale and transfer of the Division Assets (in addition to the assumption by the Buyer of the Assumed Liabilities) shall be the sum of: (A) the "Closing Inventory Price" (determined in the manner set forth in subsection (iii) below), such amount not to exceed

$53,200,000 in the aggregate (the "Maximum Inventory Amount"); (B) the amortized/depreciated cost of fixed or capital assets located in the Acquired Departments, as reflected on the books and records of the Seller as of the Closing Date and determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"), such amount not to exceed $4,348,347 in the aggregate, subject to the provisions of Section 25(a) hereof; (C) the aggregate amount of petty cash at the Acquired Departments, the amount thereof to be determined by the parties at the time the Inventories are counted and reconciled in accordance with Section 3(a)(iii); (D) the aggregate amount of prepayments, prepaid expenses, refunds and deposits assigned to the Buyer pursuant to Section 2(a)(xiii) as reflected on the books and records of the Seller as of the Closing Date and determined in accordance with GAAP; (E) the aggregate amount of the items sold to the Buyer pursuant to Section 2(a)(viii) hereof which are located at the Seller's Warehouse, as reflected on the books and records of the Seller as of the Closing Date and determined in accordance with GAAP, such amount not to exceed $125,000 in the aggregate; and (F) $2,400,000 (collectively, the "Division Assets Purchase Price").

       (ii) Subject to the terms and conditions hereof, the Buyer will pay and deliver the Division Assets Purchase Price, and any amount to be paid by the Buyer pursuant to Section 4(b) hereof, to the Seller at the Closing by a wire transfer of immediately available funds to such bank account as the Seller will direct.

       (iii) Buyer and Seller shall in good faith calculate the Division Assets Purchase Price in accordance herewith. The Closing Inventory Price shall be based on a physical count of the Inventories ("Inventories Count") to be conducted by representatives of the Buyer and the Seller and may be supervised or observed, if requested by either Buyer or Seller (and at the requesting party's sole expense), by Arthur Andersen LLP ("AA"), as brought forward and adjusted (utilizing perpetual inventory records) through the close of business on the day before the Closing to reflect sales of merchandise by the Division at the Acquired Departments. It is acknowledged and agreed that all expenses incurred by and all sales made by the Acquired Business on and after the Closing Date shall be for the account and benefit of the Buyer. The Closing Inventory Price shall be determined based on the Seller's cost for such Inventories using the retail method FIFO and in accordance with GAAP as reflected on the Seller's books and records (including capitalized freight in and freight out and advertising and other loads) ("Invoiced Cost"). With respect to such advertising and other loads excluding freight in and freight out (collectively, the "Loads"), the amount by which such Loads exceed $1,100,000 (the "Excess Costs") will be excluded from the inventory valuation, and, therefore, the Closing Inventory Price. In connection with the calculation of the Closing Inventory Price, the Buyer and AA, if requested by the Buyer, will have reasonable access to all requisite accounting and other records of Seller and to the Acquired Departments, the Distribution Center and Seller's

Warehouse, if necessary. The parties will commence taking the Inventories Count no later than 14 days prior to the scheduled Closing Date and will use their respective best efforts to complete said count by no later than 72 hours prior to Closing. In any event, the actual Inventory Count shall be completed prior to Closing. During the taking of the Inventories Count, the parties shall exclude any damaged merchandise, and such damaged merchandise shall not be included in the Inventories transferred hereunder. During the period after commencement of the Inventories Count and ending on the Closing Date, the parties' representatives at the Acquired Departments shall endeavor to agree upon which merchandise is damaged and if such representatives cannot agree on whether particular merchandise is damaged, the merchandise in question shall be forwarded to the Distribution Center where representatives of the parties will again analyze said merchandise and endeavor to agree upon which merchandise is damaged prior to the Closing. If the parties cannot agree upon which merchandise is damaged at least twenty-four (24) hours prior to the Closing, the parties shall submit such matter to John James of Lone Star Liquidators (or such other third party as may be mutually agreed upon by the parties) for review and resolution, with the fees and expenses thereof to be shared equally by the parties; and any determination by John James (or such other party) shall be final and binding upon the parties. The parties agree that the Closing shall occur only after the Inventory Count has been completed and all matters in respect of damaged merchandise are resolved in accordance herewith. In the event the Closing Inventory Price is determined to be in excess of the Maximum Inventory Amount, then, for purposes of this Agreement, the most recently acquired Inventories having an aggregate Invoiced Cost equal to the Maximum Inventory Amount, as determined pursuant to this subparagraph, shall be the only Inventories included in the Division Assets; provided, however, that Buyer shall have the option of purchasing any such excess Inventories pursuant hereto by increasing the Division Assets Purchase Price by an amount equal to the Invoiced Cost of such excess Inventories (in which case the excess Inventories purchased by Buyer shall be included in the Division Assets).

       (b) Dillard's Inventories. The Seller will continue to operate all of the Dillard's Departments until the expiration of the Dillard's Agreement on January 31, 1998. Subject to the terms and conditions contained herein, the Seller agrees to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase and acquire from the Seller (the "Dillard's Transfer"), on February 27, 1998 (or on such other date as the Buyer and the Seller shall mutually agree), all finished goods inventories, comprised of fine jewelry and watches, of the Division located at the Dillard's Departments as of January 31, 1998 (the "Dillard's Inventories"), but excluding (i) all inventories held on consignment, (ii) all inventories which are damaged (whether or not under repair) and not saleable in the ordinary course of business (iii) all inventories at locations owned, operated or otherwise controlled by or for any of the Division's vendors and (iv) all goods in transit from any vendor to the Seller on the date of closing of the Dillard's Transfer. No other assets shall be the subject of the Dillard's Transfer. The purchase price for the sale and transfer of the Dillard's Inventories (the "Dillard's Inventories Purchase Price" and when referred to collectively with the Division Assets Purchase Price, the "Purchase Price") shall be the Invoiced Cost (such amount not to exceed $4,950,000 in the aggregate) thereof (as reflected on the Seller's books and records based on the retail method FIFO and in accordance with GAAP), and the Buyer shall pay and deliver the Dillard's Inventories Purchase Price to the Seller at the closing of the Dillard's Transfer by a wire transfer of immediately available funds to such bank account as the Seller will direct; provided, however, that, the Invoiced Cost of the Dillard's Inventories shall include only Loads in respect thereof up to the amount, if any, by which Loads for the Inventories transferred pursuant to
Section 2(a)(vii) hereof is less than $1,100,000. The Seller shall arrange to have all of the Dillard's Inventories from said departments moved to, and organized for inspection at, the Distribution Center by February 15, 1998; such merchandise shall be sorted by category/class (for example, diamonds, watches, gold and gemstones) and a corresponding list thereof shall be provided to the Buyer not later than such date. Not later than three days before the closing of the Dillard's Transfer (or at such other time as Buyer and Seller may agree), Buyer and Seller shall in good faith calculate the Dillard's Inventories Purchase Price in accordance herewith. The Dillard's Inventories Purchase Price shall be based on a physical count of the Dillard's Inventories as of such date to be conducted by representatives of the Buyer and the Seller and as may be supervised or observed, if requested by either Buyer or Seller (and at the requesting party's sole expense), by AA, in a manner consistent with the procedures (including matters concerning damaged merchandise) set forth in
Section 3(a)(iii). In connection with the calculation of the Dillard's Inventories Purchase Price, the Buyer and AA, if requested by the Buyer will have reasonable access to all requisite accounting and other records of Seller and to the Distribution Center, if necessary. In the event Dillard's Inventories Purchase Price is determined to be in excess of $4,950,000, then, for purposes of this Agreement, the most recently acquired Dillard's Inventories having an aggregate Invoiced Cost of $4,950,000 shall be the only Dillard's Inventories sold to Buyer hereunder; provided, however, that Buyer shall have the option of purchasing any such excess Dillard's Inventories pursuant hereto by increasing the Dillard's Inventories Purchase Price by an amount equal to the Invoiced Cost of such excess Dillard's Inventories (in which case the excess merchandise purchased by Buyer shall be included in the Dillard's Inventories). In addition, the Buyer agrees to reimburse the Seller, subject to the terms hereof, for severance pay and "retention pay" for group and regional managers and field personnel of the Seller employed at or in respect of the Dillard's Departments at any time between the Closing Date and the date of closing of the Dillard's Transfer; provided, however, that the amount of such reimbursement shall not exceed the sum of $900,000 in the aggregate. The severance and retention amounts to be reimbursed hereunder shall be paid in accordance with the Seller's policy described on Schedule 3(b). At the Closing, the parties shall execute and deliver to each other an agreement substantially in the form of Exhibit 3(b) attached hereto (the "Dillard's Transfer Agreement").

       (c) Allocation of Division Assets Purchase Price. The parties hereto shall allocate the Division Assets Purchase Price in accordance with Schedule 3(c). Buyer and Seller agree to file Form 8594 and all required federal, state, local and foreign Tax Returns (as hereinafter defined) in accordance with such allocation schedule. The parties also agree that the Dillard's Inventories Purchase Price shall be allocated in respect of the Dillard's Inventories in accordance with the Seller's Invoiced Cost therefor (and that they will file all applicable Tax Returns in accordance therewith).

       4. Merchandise Returns; Repairs; Consignments. (a) With respect to any merchandise sold at the Acquired Departments prior to the Closing, the Buyer agrees to follow and adhere to the corresponding Department's policy regarding returns, credits and refunds. The Parent and the Seller shall have no obligation to reimburse Buyer for any credits or refunds given by Buyer with respect to any such returned merchandise, and Buyer shall be entitled to resell such returned merchandise without paying any additional consideration therefor to Parent or Seller.

       (b) Without limiting the generality of any other provisions of this Agreement, it is acknowledged and agreed that the Division Assets do not include any damaged merchandise, regardless of whether any such merchandise is under repair (or to be repaired). With respect to any customer property delivered to an Acquired Department prior to the Closing for repair, the parties agree as follows. The repair of such customer property shall be at the cost and expense of the Seller. On the Closing Date, the Seller shall deliver to the Buyer a list of all customer items under repair (or to be repaired), which were received by the Seller during the 90-day period prior to the Closing Date, including information regarding the original date the merchandise was received by the Seller and the sales dollar amount expected by the Seller to be realized from such repairs. With respect to any of such items being repaired (or delivered to a third party for repair) by the Seller as of the Closing, the Buyer shall pay to the Seller at the Closing an amount equal to fifty percent (50%) of the aggregate sales dollar amount so specified, it being agreed that Buyer shall not be required to pay any amounts in respect of items repaired by or for the Buyer. The Seller shall transfer to the Buyer at Closing all of the Seller's right, title and interest in and to all customer items under repair or to be repaired. It is agreed that the Buyer shall not be required to pay to the Seller any amount with respect to any customer items under repair (or to be repaired) which were received by the Seller prior to the commencement of the aforementioned 90-day period, however, the Seller shall transfer to the Buyer at Closing all of the Seller's right, title and interest in and to all such customer items. Promptly after the Closing, the Seller shall deliver to Buyer all of the customer items held by it on behalf of the Acquired Business for repair, together with a list thereof. As to any items not repaired by or for the Seller, the Buyer shall make or arrange for the repair thereof in the ordinary course of business of the Acquired Business.

       (c) Seller will return all merchandise located in the Acquired Departments and held on consignment to the appropriate owner thereof prior to the Closing, unless Buyer notifies Seller, by September 17, 1997, that it wants to retain any such merchandise on a consignment basis and the owner of the merchandise consents thereto, in which case such specified merchandise shall remain in the corresponding Acquired Department after the Closing (with Buyer to be named as replacement consignee in respect thereof).

       5.     The Closing; Termination.

       (a) Provided that all of the conditions contained in Sections 12 and 13 hereof have been satisfied or waived in accordance therewith, the closing of the transactions contemplated hereby involving the transfer of the Division Assets (the "Closing") shall take place at the offices of Zimet, Haines, Friedman & Kaplan, at 10:00 a.m. local time on October 6, 1997 or at such other time and on such date as the parties hereto shall agree. The date on which the Closing occurs shall be the "Closing Date".

       In the event that at any time after the Closing any further actions are deemed necessary by either Buyer or Seller in its reasonable discretion to carry out the purposes of this Agreement, the appropriate party shall take all such actions, without receiving any additional consideration therefor.

       (b) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing, as follows:

              (i)  by mutual written consent of all the parties hereto;

              (ii) by written notice of Enterprises or the Buyer, if there shall have been a material breach of any covenant, representation or warranty hereunder by the Seller or the Parent, and such breach shall not have been remedied within ten business days after receipt of a notice in writing from Enterprises or the Buyer specifying the breach and requesting such be remedied;

              (iii) by written notice of the Parent or the Seller, if there shall have been a material breach of any covenant, representation or warranty hereunder by Enterprises or the Buyer, and such breach shall not have been remedied within ten business days after receipt of a notice in writing from Parent or the Seller specifying the breach and requesting such be remedied;

              (iv) by any party hereto, if the Closing does not occur on or prior to October 6, 1997; or

              (v) by Enterprises or the Buyer at any time on or before September 10, 1997, by delivering a written termination notice to the Parent or the Seller in the event Enterprises or the Buyer is not satisfied with its due diligence review of the Division, the Business and the Division Assets.

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 5, this Agreement shall become void and of no further force and effect, except for the provisions of Sections 18 and 24 (including, without limitation, the requirement that each party shall bear its own fees and expenses, except as otherwise expressly set forth herein), but excluding Section 24(a) (regarding survival of representations).

       6.     Assumption of Liabilities; Consents.

       (a) Subject to the conditions specified in this Agreement, the Buyer hereby agrees to assume at the Closing and to thereafter fully pay and discharge in a timely manner the following liabilities and obligations of Seller (all of which relate primarily to the operation of the Acquired Business and are hereinafter referred to as the "Assumed Liabilities"):

              (i) the Seller's liabilities and obligations under the Division Agreements; provided, however, that Buyer shall have no liability or responsibility for, and the Assumed Liabilities shall not include, any liability or obligation arising under any Division Agreement arising or resulting from any breach thereof by the Seller or other failure to perform as required thereunder on or prior to the Closing, and provided, further, that in the event the Buyer elects, in its sole discretion, to assume any liabilities and obligations with respect to "on order" merchandise, if any, in excess of the $17,000,000 aggregate amount assigned pursuant to Section 2(a)(iv) (as such amount may be adjusted pursuant to Section 25(b) hereof), then, upon notice thereof from the Buyer to the Seller, such liabilities and obligations shall be deemed to be Assumed Liabilities hereunder; and

              (ii) the Seller's liabilities and obligations for capital expenditures and other costs to be paid after the date hereof for the acquisition, renovation or repair of fixed or capital assets of the Acquired Business; provided, however, that the maximum amount of such liabilities and obligations incurred prior to the Closing but to be paid after the Closing shall not exceed $639,518 in the aggregate.

       (b) Except as and to the extent otherwise expressly provided in this Agreement, the Buyer has not agreed to pay, shall not be required to assume and shall not have any liability or obligation, direct or indirect, absolute or contingent, known or unknown, of the Seller or the Division or any other person or entity, the assumption of which by the Buyer is not expressly provided for in this Agreement ("Excluded Liabilities"), including without limitation;

              (i) all accounts payable, accrued expenses and liabilities for inventories and services, owed by the Seller in connection with the Business arising prior to the Closing, including, without limitation, any and all charges from, or other costs and expenses payable to, host stores (reflected on store statements or otherwise) in respect of the operation of the Business by the Seller prior to the Closing;

              (ii) all liabilities relating to the Business from or in respect of merchandise sold on or before the Closing Date, except for returns of merchandise to the extent provided in Section 4;

              (iii) all liabilities relating to the Dillard's Departments (except as otherwise expressly set forth herein with respect to severance pay);

              (iv) any claims relating to periods prior to the Closing Date relating to or arising under any Employee Plan (as hereinafter defined), including, without limitation, accrued vacation benefits, severance benefits (except as otherwise set forth in Section 3(b)), medical costs, reimbursement plans and the like, any claims relating to the termination of any employee benefits or Employee Plan of any type or nature on or prior to the Closing Date or claims relating to the termination of employment of any employee of the Acquired Departments on or prior to the Closing Date, including, without limitation, (A) claims arising under any applicable law in connection with payments to terminated employees and judgments and penalties in respect thereof, and (B) any obligations to any employees or former employees of the Acquired Business under The Consolidated Omnibus Budget Reconciliation Act of 1985;

              (v) any claims made by any employee or former employee of Seller relating to: employment prior to the Closing; any incident or event occurring during the term of employment by Seller of any employee or former employee, whether or not such employee is later employed by the Buyer; or any injury suffered or illness contracted or any exposure to any substance or condition by any such employee or former employee while so employed;

              (vi) any liability or obligation arising out of any other cause of action or judicial or administrative action, suit, proceeding or investigation relating to an event occurring prior to the Closing Date;

              (vii) any liability or obligation of Seller (and other persons (excluding Enterprises and the Buyer), if Seller is liable by law or contract for Taxes owed by such other persons) in respect of any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, customs duties, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not (a "Tax" or collectively "Taxes");

              (viii) any liability or obligation of Parent or Seller under this Agreement; and

              (ix) all other liabilities or obligations of Parent or Seller not acquired or assumed by the Buyer pursuant to this Agreement.

       (c) The parties shall use their reasonable efforts to obtain any necessary consent in respect of the transactions contemplated by this Agreement. To the extent that any contract (other than a Department Agreement), permit, license or other asset included in the Division Assets is not capable of being assigned or transferred without the consent or waiver of a third party (whether or not a Governmental Entity), and the parties agree to close the transactions contemplated hereby without such consent or waiver, this Agreement (and any related documents delivered at the Closing) shall not constitute an actual or attempted assignment or transfer thereof unless and until such consent or waiver of such third party has been duly obtained or such assignment or transfer has otherwise become lawful (any lease, contract, permit, license or other asset otherwise included in the Division Assets and not assigned or transferred as a result of this Section 6(c) is hereinafter referred to as an "Unassigned Asset").

              To the extent that the consents and waivers referred to in this
Section 6(c) are not obtained prior to the Closing, or until the impracticalities of transfer referred to therein are resolved, Seller shall, upon Buyer's request and at Buyer's sole expense, use its reasonable efforts to (A) provide or cause to be provided to the Buyer the benefits of any Unassigned Asset, (B) cooperate in any arrangement, reasonable and lawful as to both the Seller and the Buyer, designed to provide such benefits to the Buyer and (C) enforce for the account of the Buyer any rights of the Seller arising from such Unassigned Asset, including all rights to indemnification, insurance and the right to elect to terminate in accordance with the terms thereof, in each case after consulting with and upon the advice and direction of the Buyer. To the extent necessary to effect the foregoing, the Seller agrees to make its personnel, and applicable books and records, reasonably available to the Buyer in order to effect all actions reasonably required to be taken by the Sellers under this Section 6(c).

       7. Representations, Warranties and Covenants of the Parent and the Seller. The Parent and the Seller jointly and severally represent and warrant to, and covenant with, Enterprises and the Buyer as follows:

       (a) Organization and Standing. The Division is owned and operated by the Seller. Each of the Parent and the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted consistent with past practice. The Seller is in good standing and duly qualified to do business in each jurisdiction in which the nature of the Acquired Business or the ownership, leasing or holding of the Division Assets makes such qualification necessary.

       (b) Authorization. Each of the Parent and the Seller has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. All corporate acts and other proceedings required to be taken by the Parent and the Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly and validly executed and delivered by each of the Parent and the Seller and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms (except as limited by bankruptcy, insolvency and other laws of general application relating to the enforcement of creditors' rights and by general equitable principles). Except as set forth in Schedule 7(b) hereto, no consent of any lender, trustee, security holder or any other person or entity is required to be obtained by the Parent or the Seller in connection with the execution, delivery and performance of this Agreement by the Parent and the Seller and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent would not have a material adverse effect on the Acquired Business. Except as set forth in Schedule 7(b) hereto, the execution, delivery and performance of this Agreement by the Parent and the Seller: (i) does not violate or constitute a breach of or default under any contract, agreement or commitment to which the Parent or the Seller is a party, under which it is obligated or to which it or any of the Division Assets are subject, except where such breach or default would not have a material adverse effect on the Acquired Business; (ii) does not violate any judgment, order, statute, rule or regulation to which the Parent, the Seller or the Division Assets is subject, or the certificate of incorporation or by-laws of the Parent or the Seller; and (iii) will not result in the creation of any lien, charge or encumbrance on any of the Division Assets other than a "Permitted Lien" (as hereinafter defined). Except as set forth on Schedule 7(b), no consent, approval, license, permit, or authorization of, or registration, declaration or filing with, any federal, state, local or foreign court, administrative or regulatory agency or commission or other governmental authority or instrumentality, or any arbitral tribunal (collectively, "Governmental Entities") or any other third party is required to be obtained or made by or with respect to the Parent or the Seller in connection with the execution and delivery of this Agreement or the consummation by the Parent and the Seller of the transactions contemplated hereby.

       (c) Financial Statements. Attached hereto as Schedule 7(c) are true and correct copies of the following (collectively, the "Financial Statements"): the unaudited balance sheet of the Division as at July 31, 1996 and the related statement of operations of the Division for the year ended July 31, 1996 and the unaudited balance sheets of the Division as at July 31, 1997 and the related statement of operations for the year ended July 31, 1997. The Financial Statements fairly present in all material respects the financial condition of the Division at the dates thereof and the results of operations of the Division for the fiscal periods reported upon thereon, and were prepared in accordance with generally accepted accounting principles in a manner consistent with past practices in respect of the Division. The Parent and the Seller will use all reasonable efforts to provide in a timely manner all financial information requested by the Buyer which the Buyer deems necessary, in its reasonable discretion, in connection with the preparation of its financial statements and supplemental information with respect thereto for GAAP and regulatory purposes, including without limitation Securities and Exchange Commission purposes; such information will be provided only if it is available. The expense of providing such financial information will be borne solely by the Buyer.

       (d) Title to Division Assets; Liens and Encumbrances. (i) The Seller has, or on the Closing Date will have, good and marketable title to and is the sole owner of (or has valid and enforceable leases for) the Division Assets. Except as set forth on Schedule 7(d)(i), all of the Division Assets are free and clear of any and all claims, liens, encumbrances, security interests, judgments, and charges of every nature whatsoever (collectively, "Liens"). At the Closing, the Buyer shall acquire all the Division Assets free and clear of all Liens, except for liens for Taxes which have been accrued but are not yet due and payable (it being agreed that Seller shall maintain appropriate reserves therefor and shall pay such Taxes when due) and security interests arising by law in favor of vendors in respect of the purchase of inventory (it being agreed that all invoices of such vendors in respect thereof shall be paid by the Seller in the ordinary course of business) (collectively, the "Permitted Liens").

       (ii) No assets of the Division have been disposed of since July 31, 1996, except in the ordinary course of business of the Division. Schedule 7(d)(ii) sets forth the locations of all of the equipment, furniture, fixtures and other tangible personal property and leasehold improvements of the Seller relating to the Acquired Departments. All of such tangible personal property (other than the Inventories which are addressed in Section 7(o) hereof) are being sold "AS IS, WHERE IS." Schedule 7(d)(iii) sets forth the net book value, and estimated useful life, of the fixtures located in the Acquired Departments as reflected on the books and records of the Seller as of the date hereof, determined in accordance with GAAP; provided, however, that no representation or warranty as to the accuracy of such estimated useful life is made hereby. True and correct copies of the purchase records in respect of such property (to the extent the Seller has such records) have been provided to the Buyer. Any leased personal property included in the Division Assets is in all material respects in the condition required of such property by the terms of the leases applicable thereto. All cash register equipment used in Acquired Departments are provided by Marshall Field's, Parisian and Mercantile pursuant to the Department Agreements.

       (e) Computer System. The Division utilizes the Seller's central system computer hardware and software programs, data and related materials.

       (f) Contracts and Commitments. Except as set forth in Schedule 7(f) hereto, neither the Parent nor the Seller, primarily in respect of the Division, is a party to any written (i) lease or license agreement or arrangement; (ii) agreement with any vendor or other supplier; (iii) royalty, distribution, agency, territorial or license agreement; (iv) contract or agreement (for employment or otherwise) with any officer, employee, director, professional person or firm, independent contractor or advertising firm or agency which is not terminable at will by Seller on not more than 30 days' notice without payment or other penalty; (v) contract or collective bargaining agreement with any labor union or representative of employees; (vi) commitment, contract or agreement guaranteeing the payment or performance of the obligations of any other person or entity; or (vii) material commitment, contract or agreement not made in the ordinary course of business of the Division. Except as set forth on Schedule 7(f), there are no oral understandings, arrangements or agreements to which the Parent or the Seller in respect of the Division is bound or which modify any of the Division Agreements, except to the extent such understandings, arrangements or agreements do not have a material adverse effect on such Division Agreement or the Acquired Business. Each of the Division Agreements is a valid and subsisting contract in full force and effect without modification and each of the Parent and the Seller has performed in all material respects all of its obligations thereunder and, to the knowledge of the Parent and the Seller, each other party thereto has performed in all material respects all obligations required to be performed by it and, to the knowledge of the Parent and the Seller, no default or event of default has occurred and is continuing thereunder. A true and complete copy of each Division Agreement has been provided to the Buyer.

       (g) Compliance with Laws. To the knowledge of each of the Parent and the Seller, it has fully complied with, and is not in default under, any laws, regulations or orders applicable to the Division Assets or the Acquired Business, except to the extent that any such noncompliance or default would not have a material adverse effect on the Acquired Business. Schedule 7(g) lists the material permits, licenses, consents and authorizations, whether federal, state, or local, held by the Seller primarily relating to the operation of the Acquired Business.

       (h) Litigation; Decrees. Except as set forth on Schedule 7(h), there are no actions, suits, proceedings or investigations pending (or, to the knowledge of the Parent and the Seller, threatened) against the Parent or Seller or, to the knowledge of the Parent and the Seller, any of its officers, directors, employees, agents or affiliates in their capacities as such in respect of the operation of the Division, in any court or before any Governmental Entity. Except as set forth in Schedule 7(h), there are no outstanding judgments, orders, consents, agreements or decrees with, of or by any Governmental Entity against Parent or Seller relating to the Acquired Business or the Division Assets; a summary description of each of said judgments, orders, consents, agreements or decrees is included on Schedule 7(h).

       (i) Taxes. Seller (and other persons (excluding Enterprises and the Buyer), if Seller is liable by law or contract for Taxes owed by such other persons), with respect to the Division, have filed all federal, state, county and local tax returns and other returns and reports which were required to be filed in respect of all Taxes, levies, license, registration and permit fees, charges or withholding of any nature whatsoever ("Tax

Returns"), and have withheld and paid all applicable Taxes, levies and assessments relating to the Division, except for Taxes accrued but not yet due and payable. All such Tax Returns were correct and complete in all material respects. The Seller, with respect to the Division, is not in default in the payment of Taxes due or payable or any assessments received in respect thereof. There are no unpaid assessments or proposals for additional federal, state or local Taxes relating to the Division for which the Seller does not have adequate reserves. Seller (and other persons (excluding Enterprises and the Buyer), if Seller is liable by law or contract for Taxes owed by such other persons) have filed all required federal, state, county and local Tax Returns and has withheld and paid all required Taxes, levies and assessments (other than Taxes accrued but not yet due and payable), except to the extent the failure to do any of the foregoing would not have a material adverse affect on Parent. Seller (and other persons (excluding Enterprises and the Buyer), if Seller is liable by law or contract for Taxes owed by such other persons), with respect to the Division, will file all required federal, state, county and local Tax Returns and will withhold and pay all applicable Taxes, levies and assessments relating to the Division (other than Taxes accrued but not yet due and payable, which Seller will pay when due), with respect to any period of time up to the Closing Date.

       (j) Insurance. All premiums on all insurance policies held by the Seller with respect to the Division have been paid in full, and a list of all such policies is set forth on Schedule 7(j) hereto. From the date hereof until the Closing, such insurance will be maintained in full force and effect.

       (k) No Adverse Changes. Since July 31, 1996, there has not been: (i) any material adverse change in the financial condition, assets, liabilities, business or results of operations of the Division; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Division Assets in the aggregate; (iii) except in the ordinary course of the business of the Acquired Business: (A) except as set forth on
Schedule 7(k), any increase in the rate of compensation or commission payable or to become payable to any Division Employee, distributor, commission salesman or agent, or any employee hired at an annual salary in excess of 150% of the applicable Acquired Department average; or (B) or any payment of any bonus, profit sharing or other extraordinary compensation to any Division Employee, except pursuant to contract; (iv) any material change in the accounting methods or practices followed by the Seller with respect to the Division or any material change in amortization policies or rates theretofore applied; (v) any sale, lease, abandonment or other disposition of any material asset of the Division (other than in the ordinary course of business of the Division); or
(vii) any cancellation of the debts owed to or claims held by the Seller with respect to the Division, except in the ordinary course of business of the Division.

       (l) Employees. Each of the Parent and the Seller with respect to the Division has no outstanding liability for payment of wages, salaries, bonuses, pensions, or contributions under any Employee Plans under any written labor or employment contracts, based upon or accruing with respect to those services of the Division Employees performed prior to the date of this Agreement, except for any payments due for the current payment period or not yet due and payable. For purposes of this Agreement, "Employee Plans" means all plans, practices and arrangements, written or unwritten, formal or informal, whether applicable to a group of individuals or a single individual, and whether active, frozen or terminated, providing compensation (other than salary or wages) or other benefits of any type or nature with respect to Division Employees, including but not limited to all plans providing benefits for such employees that are employee benefit plans as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Schedule 7(l) contains a true, complete and accurate list of the names, titles, whether full-time or part-time, Acquired Department locations, and current salary for all group and regional managers and field personnel employed by, for or in respect of the Division with respect to the Acquired Business ("Division Employees"), it being acknowledged and agreed that the term "Division Employees" shall not include any corporate office personnel other than any such managers. Complete personnel files (excluding medical records) in respect of the Division Employees have been made available to the Buyer for its inspection.

There is no, and during the past two years there has been no, labor strike, picketing, dispute, slow-down, work stoppage, union organization effort, grievance filing or proceeding, or other labor difficulty actually pending or, to the knowledge of the Parent and the Seller, threatened against or involving the Parent or Seller relating to the Division. Neither the Parent nor the Seller is a party to any collective bargaining agreement relating to the Division and no such agreement determines the terms and conditions of the employment of Division Employees. No collective bargaining agent has been certified as a representative of any of employees of Parent or Seller relating to the Division and, to the knowledge of the Parent and the Seller, no representation campaign or election is now in progress with respect to any such employees of Seller. Each of the Parent and the Seller is in full compliance with its obligations, if any, pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and all other obligations arising under any other law, rule or regulation relating to the termination of employees, except to the extent that any such non-compliance would not have a material adverse effect on the Acquired Business. The Parent and the Seller have not taken and will not take any action which could be reasonably expected to result in a "plant closing" or "mass layoff" (as those terms are defined in WARN) with respect to the operations or business of the Division prior to the Closing Date. The Parent and the Seller have not been informed, by any of the Division Employees that such Division Employee intends to terminate his employment with Seller prior to the Closing or would not be willing to work for Buyer thereafter.

       (m) Benefit Plans. Schedule 7(m) lists all group health or life insurance, death benefits, pension, severance, profit sharing, retirement, supplemental unemployment, disability, medical, dental, vision, employee assistance, retiree health care and insurance, bonus, incentive, stock option or purchase or other benefit plans, arrangements and practices maintained for or on behalf of the Division Employees, including plans qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code") (including pension, savings and profit sharing plans and employee stock ownership plans), excess benefit plans, deferred compensation arrangements, employee discounts and matching gift programs. The Seller has provided to the Buyer copies of all summary plan descriptions provided to Division Employees, with respect to all plans referred to in Schedule 7(m), which have such summary descriptions.

       (n) Return Policies; Warranties; No Customer Special Orders; Etc. Except as required pursuant to the Department Agreements, the Seller has made no warranties or guaranties relating to merchandise sold by or through the Acquired Business and has no separate return policy. There are no "club plan" or similar deferred sales plans, lay-a-way plans or similar arrangements with respect to the Acquired Departments. Schedule

7(n) sets forth a summary description of the Division's diamond trade-up policy. The Division does not accept, and prior to the Closing will not accept, any customer special orders for merchandise.

       (o) Inventories. The Inventories included in the Division Assets will have been acquired in the ordinary course of business of the Division, will not be damaged and will be saleable in the ordinary course of business of the Acquired Business. All watches included in the Inventories include the warranty and instruction booklets therefor and, where specific boxes are utilized for particular watch styles, the boxes therefor. For purposes hereof, merchandise shall be deemed "damaged" if not saleable in the ordinary course of business of the Acquired Business. Appropriate price tickets are, and will be on the Closing Date, attached to the Inventories, indicating SKU, style and retail price. All of the Inventories of the Seller are fairly reflected in the inventory accounts on the balance sheet included in the Financial Statements and are valued at the retail method FIFO, all in accordance with GAAP. Also included on Schedule 7(o) is a statement setting forth the Seller's policy regarding how and when merchandise is transferred to Seller's outlet facilities.

       (p) Advertising. Schedule 7(p) hereto sets forth (to the extent each has been determined as of the date hereof and to the extent each relates solely to the Acquired Business): (i) a schedule of all merchandise (identified by SKU number) to be advertised by Seller for the Fall 1997 season, indicating whether such merchandise is owned or held on consignment; (ii) Seller's anticipated advertising plans for fiscal year 1998 (including details regarding co-op advertising); (iii) Seller's Fall 1997 advertising calendar; and (iv) Seller's net advertising expense summary for its fiscal years ended July 31, 1997, 1996 and 1995, expressed as a percentage of the Seller's annual sales for such periods in the Marshall Field's Departments, the Parisian Departments and the Mercantile Departments.

       (q) Department Lease and License Agreements. Set forth on Schedule 7(q) hereto is a list of the locations of each of the Acquired Departments. Except for the Department Agreements (true and correct copies of which have been delivered to the Buyer), there are no agreements between the Seller and Marshall Field's, Parisian or Mercantile, as the case may be, relating to the operation of the Acquired Departments. From and after the date hereof, no modification of any Department Agreement shall be made without the Buyer's prior written consent (which consent shall not be unreasonably withheld).
There are and will be no charges from the Division's host stores, for which the Buyer shall be responsible, for the period through and including the Closing Date.

       (r) Capital Expenditure Commitments. Set forth on Schedule 7(r) is a list and summary of all expenditures and other costs incurred prior to the date hereof and to be paid after the date hereof for the acquisition, maintenance, renovation or repair of fixed or capital assets of the Division. The Seller has provided to the Buyer true and correct copies of all related plans, drawings and expense agreements (if any) in respect thereof.

       (s) Assets Necessary to the Business. The Division Assets, together with the Excluded Assets, include all of the properties, assets and rights which are used in, or are necessary to carry on the Business as currently conducted. Set forth on Schedule 7(s) is a list of all of the material services presently rendered by the Seller and/or any affiliate thereof to the Division, irrespective of whether an intercompany charge is reflected on any financial statements of the Seller.

       (t) Absence of Environmental Liabilities. To the knowledge of the Parent and the Seller, the Seller with respect to the Acquired Business has complied with, and at all times prior to the Closing Date will comply with, all applicable environmental laws, orders, regulations, rules and ordinances adopted, imposed or promulgated by any Governmental Entity relating to the Departments, except to the extent that such noncompliance would not have a material adverse effect on the Acquired Business. To the knowledge of the Parent and the Seller, Seller with respect to the Acquired Business or any of the Acquired Departments is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker safety, environmental hazardous materials or waste or toxic materials on, under or about any of the properties, except to the extent that such violation would not have a material adverse effect on the Acquired Business.

       (u) Updates. From the date hereof, until the Closing, the Parent and the Seller will promptly notify the Buyer by written update to its representations and warranties contained herein (including the Schedules hereto) of any matter occurring after the Effective Date (as hereinafter defined) which, if existing or occurring on the Effective Date would have been required to be set forth on a Schedule to this Agreement or which would render inaccurate any of the representations, warranties or statements of the Parent or Seller set forth in this Agreement (each, a "Supplement"). For purposes hereof, the "Effective Date" shall mean, generally, the date hereof, except that if a particular representation is qualified as of a certain date, the Effective Date shall be such date with respect to such representation and warranty. Upon Buyer's receipt of such Supplement, such representations and warranties will be deemed to be automatically updated as set forth therein; provided, however, that no Supplement provided pursuant to this section shall be deemed to cure any breach of any representation, warranty or covenant in this Agreement existing as of the date hereof.

       8. Representations, Warranties and Covenants of Enterprises and the Buyer. Enterprises and the Buyer, jointly and severally, represent and warrant to, and covenant with, the Parent and the Seller as follows:

       (a) Organization and Standing. Each of Enterprises and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

       (b) Authorization. Each of Enterprises and the Buyer has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. All corporate and other proceedings required to be taken by Enterprises and the Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly and validly executed and delivered by each of Enterprises and the Buyer and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms (except as limited by bankruptcy, insolvency and other laws of general application relating to the enforcement of creditors' rights and by general equitable principles). Except as set forth in Schedule 8(b) hereto, no consent of any lender, trustee, security holder or any other person or entity is required to be obtained by Enterprises or the Buyer in connection with the execution, delivery and performance of this Agreement by Enterprises and the Buyer and the consummation of the transaction contemplated hereby. Except as set forth in
Schedule 8(b) hereto, the execution, delivery and performance of this Agreement by Enterprises and the Buyer: (i) does not violate or constitute a breach of or default under any contract, agreement or commitment to which Enterprises or the Buyer is a party, under which it is obligated or to which Enterprises or the Buyer is subject; and (ii) does not violate any judgment, order, statute, rule or regulation to which Enterprises or the Buyer is subject or the certificate of incorporation or by-laws of Enterprises or the Buyer. Except as set forth on Schedule 8(b), no consent, approval, license, permit or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by or with respect to Enterprises or the Buyer in connection with the execution and delivery of this Agreement or the consummation by Enterprises and the Buyer of the transactions contemplated hereby.

       (c) Litigation. There are no actions, suits, proceedings or investigations pending in any court or before any Governmental Entity (or, to the knowledge of Enterprises or the Buyer, threatened) which might adversely affect its performance under this Agreement.

       9. Certain Employment Matters. Buyer shall offer employment to all Division Employees (other than (i) such individuals who have committed or otherwise been involved in a theft or embezzlement from the Seller (or a host store) and (ii) subject to
Section 3(b) hereof, any group and regional managers and field personnel of the Seller employed at or in respect of the Dillard's Departments), at comparable salary levels, hours and locations and on other terms and conditions to be determined in the Buyer's sole discretion, and the Buyer shall be afforded the opportunity to discuss the terms of any prospective employment or other arrangements with any Division Employees from and after the date on which a public announcement of the transactions contemplated by this Agreement is made. The Buyer is not assuming and the Parent and the Seller agree that the Buyer shall have no liability for accrued wages (including salaries, commissions and bonuses), severance pay, vacation pay, sick leave or other benefits (including options to purchase shares of stock of the Parent or Seller), on account of Seller's employment of or termination of such employees arising on or before the Closing Date, or under any Employee Plans. Buyer will waive any and all applicable waiting periods which would otherwise not permit such Division Employees who accept a job with the Buyer to participate immediately in the Buyer's group medical plan or group life insurance plan, and such Division Employees will be given full credit for all time worked with the Seller for purposes of determining their benefits with the Buyer.

       10. Brokers. Each party hereto hereby represents and warrants to the other that, except for Financo, Inc., no broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. The Seller shall be solely responsible for the payment of any and all fees and expenses of Financo, Inc. Except as otherwise expressly set forth herein, each party hereto shall pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

       11.    Indemnification.

       (a) Indemnification by Enterprises and the Buyer. Subject to Section 24(a), Enterprises and the Buyer shall jointly and severally indemnify and hold the Parent, the Seller and their respective directors, employees, shareholders, affiliates and agents harmless from and against the following:

              (i) any and all liabilities, losses, damages, claims, costs and expenses, including without limitation reasonable attorneys' fees ("Damages") resulting from any misrepresentation, breach of any warranty, or nonfulfillment of any agreement or covenant on the part of Enterprises or the Buyer (including Buyer's obligation to pay, discharge or perform the Assumed Liabilities), whether contained in this Agreement or in any exhibit or schedule hereto or any certificate furnished to the Seller pursuant to this Agreement; and

              (ii) any and all Damages in respect of any actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing, including without limitation reasonable attorneys' fees.

       (b) Indemnification by the Parent and the Seller. Subject to Section 24(a), the Parent and the Seller shall jointly and severally indemnify and hold Enterprises and the Buyer and their respective directors, employees, shareholders, affiliates and agents harmless from and against the following:

              (i) any and all Damages resulting from any misrepresentation, breach of any representation or warranty, or nonfulfillment of any agreement or covenant on the part of the Parent or the Seller (including Parent's and Seller's obligation to pay, discharge and perform the Excluded Liabilities), whether contained in this Agreement or in any exhibit or schedule hereto or any certificate furnished to Enterprises or the Buyer pursuant to this Agreement;

              (ii)  any and all Damages arising by reason of any obligations
              (A) relating to or affecting the Business or relating to the Division Assets or the Dillard's Inventories, which obligations arise from any event, occurrence or action occurring prior to the Closing or from any failure of the Parent or Seller to act prior to the Closing (including, without limitation, charges from any host stores in respect of periods up to and including the Closing
              Date) and (B) which are not included in the Assumed Liabilities;

              (iii) any and all Damages arising by reason of any obligations to any customer or other third party for merchandise delivered, prior to the Closing, to the Seller for repair, which merchandise is subsequently damaged, lost or stolen or is otherwise not in the condition specified by the customer, except to the extent such Damages occur after the Closing as a result of any action or omission of any employee or other representative of Enterprises or the Buyer;

              (iv) any and all Damages relating to Taxes of the Seller (and other persons (excluding Enterprises and the Buyer), if Seller is liable by law or contract for Taxes owed by such other persons) with respect to periods up to the Closing Date, and Taxes of the Seller (and other persons (excluding Enterprises and the Buyer), if Seller is liable by law or contract for Taxes owed by such other persons) that may result from the transactions provided for under this Agreement;

              (v) any Damages suffered, sustained, incurred or required to be paid by reason of the Parent's or Seller's failure to comply with any applicable bulk sales or similar laws and/or its failure to discharge any claims of the Parent's or Seller's creditors in respect of the operation of the Business (other than the Assumed Liabilities);

              (vi) any and all Damages arising out of any claims for accrued wages, severance pay (except as otherwise expressly set forth herein), vacation pay, sick leave or other benefits of any type or nature, or any other claims, arising from the Seller's employment, or termination of employment, of any of the Division Employees prior to the Closing Date;

              (vii) any and all Damages arising out of any Employee Plans (except as otherwise expressly set forth herein with respect to severance pay); and

              (viii) any and all Damages in respect of any actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing, including without limitation reasonable attorneys' fees.

       Notwithstanding anything else in this Section 11(b) to the contrary, the Parent and the Seller shall have no liability to Enterprises and the Buyer pursuant to this Section 11 except to the extent the aggregate amount of Enterprises' and Buyer's Damages recoverable pursuant hereto exceed $200,000, provided that the foregoing limitation shall not apply to Damages arising out of (a) any breaches of the representations, warranties and covenants set forth in Section 7(d)(i) and Section 7(i) and (b) any failure by the Seller or Parent to pay the costs of construction and remodeling of the Marshall Field's Old Orchard, Northbrook, Galleria and Oak Brook Departments as shown on Schedule C to Schedules 7(d)(ii) and (iii) hereof; and the maximum aggregate amount of liability of the Parent and the Seller to Enterprises and the Buyer for all claims hereunder shall be $2,400,000 (less any other Damages theretofore recovered by Enterprises and the Buyer pursuant to this Agreement), provided that the foregoing limitation shall not apply to Damages arising out of any breaches of the representations, warranties and covenants set forth in Section 7(d)(i) (the maximum aggregate liability of the Parent and the Seller pursuant thereto to be an amount equal to the sum of the Closing Inventory Price plus the amount of the amortized/depreciated cost of fixtures referred to in Section 3(a)(i)(B), less any other Damages theretofore recovered by Enterprises and the Buyer pursuant to this Agreement), and Section 7(i) and the matters relating to the Parent's and Seller's obligation to pay, discharge and perform the Excluded Liabilities and the matters relating to the Seller's failure to comply with any applicable bulk sales or similar laws and/or any failure thereof to discharge any claims of the Seller's creditors in respect of the operation of the Business (other than the Assumed Liabilities).

       (c) Notice of Claim and Assumption of Defense. A party indemnified hereunder (an "Indemnified Party") shall give notice to each party extending indemnification hereunder (an "Indemnifying Party") promptly after the Indemnified Party has knowledge of any claim against the Indemnified Party or any Indemnifying Party as to which recovery may be sought against the Indemnifying Party because of the indemnity set forth in this Section 11, or of the commencement of any legal proceedings against the Indemnified Party as to such claim after the Indemnified Party has knowledge of such proceedings, whichever shall first occur, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. Failure by the Indemnified Party to so notify the Indemnifying Party promptly of a demand for indemnification pursuant to this Section 11 shall not preclude it from seeking indemnification pursuant to this Section 11 with respect to such claim unless such failure materially and adversely affects the Indemnifying Party. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend such action within twenty days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the Indemnified Party shall give to the Indemnifying Party information and assistance reasonably necessary to defend or settle such claim and any litigation arising therefrom. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment against the Indemnified Party (or settle any claim involving an admission of fault on the part of the Indemnified Party), except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld).

              In any case where the Indemnifying Party has assumed the defense thereof, the Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party.

       (d) Settlement of Claim by an Indemnified Party. If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate (and to which the Indemnifying Party has consented, such consent not to be unreasonably withheld) and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and all expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If no settlement of such claim or litigation is made, the Indemnifying Party shall pay or, at the option of the Indemnified Party, promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation. If the Indemnifying Party shall assume the defense of any such claim or litigation resulting therefrom, and if the Indemnified Party shall settle such claim or litigation on terms which were not approved in writing by the Indemnifying Party, the Indemnified Party shall be deemed to have waived its right to indemnification from the Indemnifying Party pursuant to the terms of this Agreement.

       (e) Damages. Neither party shall be liable to the other party or parties hereto or to any other person or entity for any consequential or indirect damages, including, without limitation, loss of profit, loss of use or business stoppage.

       (f) Exclusive Remedy. Except as set forth in Section 18 hereof, or in the case of injunctive relief available to remedy any breach of Section 16(g) or 17, the rights of indemnification provided in this Section 11 shall be the exclusive remedy of the parties hereto for any breach of this Agreement.

       12. Closing Conditions of Enterprises and the Buyer. All of the obligations of Enterprises and the Buyer under this Agreement are subject to the fulfillment of each of the following conditions at or prior to the Closing, any or all of which may be waived (in whole or in part) by Enterprises and the
Buyer:

       (a) The representations and warranties of the Parent and the Seller contained herein or in any certificate, exhibit or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made (without regard to any schedule updates delivered by the Seller to the Buyer) and, except to the extent such representations and warranties speak of an earlier date (other than the date of this Agreement), shall be deemed to be made again (as updated pursuant hereto by Seller) at and as of the Closing

Date and shall be true in all material respects at and as of such time, and none of such updated representations or warranties have a material adverse effect on the Acquired Business or the operation thereof.

       (b) The Parent and the Seller shall have substantially performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

       (c) The Parent and the Seller shall have provided to Enterprises and the Buyer those consents, in form reasonably satisfactory to Enterprises and the Buyer, set forth on Schedule 12(c) and Enterprises and the Buyer shall have obtained the consents set forth on Schedule 13(c).

       (d) Since August 1, 1996, there shall have been no material adverse change in the assets, liabilities, business, financial condition, or results of operations or prospects of the Division, and the Division shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which materially and adversely affects the value of the Business or the Division Assets.

       (e) Each of Enterprises and the Buyer shall have completed, to its satisfaction, its due diligence with respect to the Division, the Business and the Division Assets; provided, however, that this condition shall be deemed to be satisfied unless Enterprises or the Buyer notifies the Seller in writing on or before September 10, 1997, that Enterprises and the Buyer are terminating this Agreement pursuant to Section 5(b)(v) hereof.

       (f) The waiting periods (and any extensions thereof) or necessary approvals with respect to any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired, been terminated or received, as the case may be, and the Closing shall be permitted to occur without violation thereof.

       (g) A services agreement in the form of Exhibit 12(g) hereto (the "Services Agreement"), shall have been entered into by the Seller.

       (h) The Seller shall have obtained a release of all Liens on the Division Assets (except Permitted Liens) and shall have provided Buyer with evidence reasonably satisfactory to it thereof, including Uniform Commercial Code termination statements for all jurisdictions where financing statements have been filed in connection with such Liens.

       (i) The Parent and the Seller shall have delivered to Enterprises and the Buyer:

              (i) A certificate executed by the Chief Executive Officer and the Chief Financial Officer of each of the Parent and the Seller, dated the Closing Date, certifying the fulfillment of the conditions specified in subsections (a) and (b) above;

              (ii) An opinion of Troutman Sanders LLP, or other or additional counsel for Seller reasonably acceptable to Enterprises and the Buyer, dated the Closing Date, substantially in the form of
              Exhibit 12(i)(ii) hereto;

              (iii) Separate assignments to the Buyer of each of the Department Agreements; and a Bill of Sale and Assignment (the "Bill of Sale") and Instrument of Assumption of Liabilities (the "Assumption Agreement") in substantially the forms of Exhibit 12(i)(iii)(a) and (b), respectively, hereto; and

              (iv)  The Dillard's Transfer Agreement.

       (j) No action, suit or proceeding shall be pending in any court or before any Governmental Entity in which it is sought to restrain or prohibit the consummation of the transaction contemplated hereby.

       (k) The Parent and the Seller shall have provided such other documents or instruments which in the reasonable opinion of counsel for Enterprises and the Buyer are necessary or desirable to effectuate the transaction contemplated hereby.

       All of the instruments and documents to be furnished by the Parent and the Seller at the Closing shall be in form and substance reasonably satisfactory to counsel for Enterprises and the Buyer.

       13. Closing Conditions of the Parent and the Seller. All of the obligations of the Parent and the Seller under this Agreement are subject to the fulfillment of each of the following conditions at or prior to the Closing, any or all of which may be waived (in whole or in part) by the Parent and the
Seller:

       (a) The representations and warranties of Enterprises and the Buyer contained herein or in any certificate, exhibit or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and, except to the extent such representations and warranties speak of an earlier date (other than the date of this Agreement), shall be deemed to be made again at and as of the

Closing Date and shall be true in all material respects at and as of such time.

       (b) Enterprises and the Buyer shall have substantially performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

       (c) Enterprises and the Buyer shall have provided to the Seller those consents, in form reasonably satisfactory to the Seller set forth on Schedule 13(c) and the Parent and the Seller shall have obtained the consents set forth on Schedule 12(c).

       (d) The waiting periods (and any extensions thereof) or necessary approvals with respect to any filings under the HSR Act shall have expired, been terminated or received, as the case may be, and the Closing shall be permitted to occur without violation thereof.

       (e)    The Buyer shall have delivered to the Seller:

              (i) The Division Assets Purchase Price in the manner set forth in Section 3(a)(i) hereof;

              (ii) A certificate executed by the President of Enterprises and the Chairman of the Buyer dated the

              Closing Date, certifying the fulfillment of the conditions specified in subsections (a) and (b) above;

              (iii) The Assumption Agreement;

              (iv) An opinion of Zimet, Haines, Friedman & Kaplan, counsel for the Buyer, dated the Closing Date, substantially in the form of
              Exhibit 13(e)(iv); and

              (v)   The Dillard's Transfer Agreement.

       (f) No action, suit or proceeding shall be pending in any court or before any Governmental Entity in which it is sought to restrain or prohibit the consummation of the transaction contemplated hereby.

       (g) Enterprises and the Buyer shall have provided such other documents or instruments which in the reasonable opinion of counsel for the Seller are necessary or desirable to effectuate the transactions provided for hereby.

       All of the instruments and documents to be furnished by Enterprises and the Buyer at the Closing shall be in form and substance reasonably satisfactory to counsel for the Seller.

       14. Deliveries by the Parent and the Seller on the Closing Date. The Parent and the Seller agree to deliver to Enterprises and the Buyer on the Closing Date:

       (a) The certificate of the Seller referred to in Section 12(i)(i) hereof.

       (b) The opinion of counsel to the Seller referred to in Section 12(i)(ii) hereof.

       (c) The assignments referred to in Section 12(i)(iii) hereof, together with the Bill of Sale and Assumption Agreement.

       (d)    The Services Agreement.

       (e) A true and correct list of all merchandise "on order" as at the Closing Date for delivery on or prior to November 30, 1997.

       (f)    The Dillard's Transfer Agreement.

       (g) An Assignment and Assumption of Contract and Contract Amendment in the form of Exhibit 14(g) with Mercantile ("Mercantile Assignment"), which has been duly executed by the Seller.

       15. Deliveries by the Buyer on the Closing Date. The Buyer agrees to deliver to the Seller on the Closing Date:

       (a)    The Division Assets Purchase Price to be delivered pursuant to
Section 3(a)(i) hereof.

       (b)    The certificate of Enterprises and the Buyer referred to in
Section 13(e)(ii) hereof.

       (c)    The Assumption Agreement.

       (d)    The opinion of counsel to the Buyer referred to in Section
13(e)(iv).

       (e)    The Services Agreement.

       (f)    The Dillard's Transfer Agreement.

       (g) The Mercantile Assignment, which has been duly executed by the Buyer.
       16. Obligations of the Parent and the Seller. The Parent and the Seller jointly and severally covenant that from the date of this Agreement until the Closing:

       (a) The Buyer and its counsel, accountants, and other representatives (including representatives of its' financing sources) shall have, upon advance notice to Seller, all reasonable access during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to the Division Assets and the Assumed Liabilities. The Seller shall make available upon reasonable notice or cause to be made available to the Buyer and its representatives all data and information concerning the Division Assets and the Assumed Liabilities that may reasonably be requested by the Buyer or its representatives. The Seller shall further cause the Division's officers, employees and agents to cooperate fully with and will request Seller's independent accountants and legal counsel to cooperate fully with, the Buyer and its financing sources in connection with their examination of the Division. Notwithstanding the foregoing, the Buyer agrees not to contact any stores or their respective representatives, or any competitors of Seller, without the prior written consent of the Seller in each instance.

       (b) The Parent and the Seller will cause the Division to carry on its business and activities in substantially the same manner as it previously has been carried on, and the Parent and the Seller shall ensure that the Division does not make or institute any methods of purchase (including without limitation policies, procedures and practices relating to merchandise orders), sale, lease, management, accounting, advertising, or operation that will vary materially from those methods used by the Division as of the date of this Agreement.

       (c) The Parent and the Seller will use their respective reasonable efforts to preserve the business organization of the Division intact, to keep available its present Division Employees (and, except for any group and regional managers and field personnel of the Seller employed at or in respect of the Dillard's Departments, not transfer or solicit or arrange for the transfer thereof to another division or affiliate of the Seller), and to preserve its present relationships with suppliers, customers, and others having business relationships with the Division.

       (d) The Parent and the Seller will cause the Division to continue to carry its existing insurance insuring its assets and business, subject to variations in amounts required by the ordinary operations of its business.

       (e) The Parent and the Seller will not do, or agree to do, or permit the Division to do, any of the following acts other than in the ordinary course of business of the Division: (i) except as previously agreed or contracted for, grant any increase in salaries, including any increase in commissions, payable or to become payable by the Seller to any officer, employee, class of employees, sales agent, or representative of the Business; (ii) except as previously agreed or contracted for, increase the benefits payable by the Seller to any officer, key employee, sales agent, or representative of the Business under any bonus or pension plan or other contract or commitment; or
(iii) enter into or modify
any collective bargaining agreement to which the Seller on behalf of the Business is or will be a party or by which it is or will be bound.

       (f) With respect to transactions affecting the Division, the Parent and the Seller will not, without the Buyer's written consent, enter into any contract, commitment, or transaction other than in the ordinary course of business of the Division.

       (g) For a period of seven years following the Closing Date, neither the Parent nor any entity controlled by the Parent (including, without limitation, Seller) will engage, directly or indirectly, in any state in the United States, in the third party retail leased jewelry department business in any traditional department store; provided, however, this restriction shall not apply to any business conducted by Parent (or any entity controlled by Parent) in a traditional department store if the owner or operator of such department store, directly or indirectly, controls, is controlled by or is under common control with the Parent or any entity controlled by the Parent (including, without limitation, the Seller).

       (h) Prior to the Closing, the Parent and the Seller shall not (and shall instruct their respective officers, directors, agents and other representatives to not), directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any corporation, partnership, person, or other entity or group (other than the Buyer and its representatives) concerning any merger or sale or disposition of securities or assets (other than sales of inventory in the ordinary course of business consistent with past practice) or similar transaction involving the sale of all or a material portion (excluding any outlet business) of the Division (each, an "Acquisition Proposal"), or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing.

       (i) Prior to the Closing, the Seller shall maintain a consistent inventory mix (by merchandise category/class, vendor and vendor style classifications, portion deemed "clearance" merchandise, and allocation of merchandise among the Departments) in accordance with the ordinary course of business of the Acquired Business on a year-to-year basis and on a season-to-season basis.

       (j) (i) For purposes of determining Excluded Liabilities and the rights and obligations of the parties under Section 11 hereof, those Ad Valorem taxes which have been assessed prior to the Closing Date but are not due and payable prior to the Closing Date will be allocated between the Seller and Buyer on a pro rata basis based on the lien date for each taxing authority, excluding states where the tax values are based on an average on-going value. The Seller will remit to the Buyer copies of the tax bills upon receipt from the appropriate taxing authorities with detail of the Buyer's pro rata share of the tax liability. The Buyer shall remit to the Seller its pro rata share within thirty (30) days after receipt of the detail from the Seller. The Seller shall be responsible for timely remittance of the full tax liability to each taxing authority. For illustration purposes only, Schedule 16(j) details a current estimate as of the Closing Date of such Ad Valorem tax liability and allocation between the Buyer and Seller.

              (ii) With respect to any Division Agreement, the parties agree that as to any amounts paid or received by either Buyer or Seller, which relate to any period of time beginning prior to and ending after the Closing Date, the Buyer and Seller shall in good faith allocate such amounts between themselves on a pro rata, daily basis for such period (with Buyer responsible for the Closing Date) and promptly pay to the other any amounts required in connection therewith.

       17. Confidentiality; Other Covenants. The Parent and the Seller, on the one hand, and Enterprises and the Buyer, on the other hand, each agree that, unless acting with the prior written consent of the other (excluding necessary accounting disclosures and disclosures required by law), it will not at any time hereafter disclose or use, directly or indirectly, except for the purposes of the transactions hereunder, on behalf of itself or any other person or business entity, any confidential and propriety information or data or trade secrets concerning the business or activities of the other or the other's subsidiaries or affiliates, which is divulged or discovered during the negotiations which led to this Agreement or the pursuit or consummation of the transactions hereunder. Such data or information shall include, but not be limited to, customer lists, supplier lists, price lists, manufacturing and purchasing practices and techniques, wage scales and sales policies. Notwithstanding the foregoing, information or data concerning the Parent or the Seller, on the one hand, or Enterprises or the Buyer, on the other hand, shall not include information or data which: (a) at the time of disclosure is in the public domain or thereafter enters the public domain through no wrongful act or omission of the receiving party (or any of its affiliates), (b) is already known by the receiving party at the time of disclosure and such information is not otherwise subject to confidentiality obligations of the receiving party, or
(c) is available to the receiving party at the time of disclosure from a third party who, to the receiving party's knowledge, may disclose such information without violation of any confidentiality obligation. During the two (2) year period commencing on the date hereof, each of the Parent and the Seller further agrees that it will not directly or indirectly solicit for employment any Division Employee employed by the Buyer pursuant hereto. The obligations of the parties under this Section 17 shall survive the Closing Date.

       18. Certain Payments. If, notwithstanding the satisfaction of all the conditions set forth in Section 12 hereof, (a) the Parent and the Seller are prepared to close the transactions contemplated hereby, Enterprises' and the Buyer's conditions to close have all been satisfied or waived by Enterprises and/or the Buyer, and Enterprises and the Buyer fail to so close on or before October 6, 1997; or (b) the Seller terminates this Agreement because of a material breach hereof by the Buyer (which is not cured during any applicable grace period), then the Buyer shall thereafter, within five business days after demand by the Seller, pay to the Seller the sum of $3,000,000 in cash.

       If, notwithstanding the satisfaction of all the conditions set forth in
Section 13 hereof, (a) Enterprises and the Buyer are prepared to close the transactions contemplated hereby, the Parent's and Seller's conditions to close have all been satisfied or waived by the Parent and/or Seller, and the Parent and Seller fail to so close on or before October 6, 1997; or (b) the Buyer terminates this Agreement because of a material breach hereof by Parent and/or Seller (which is not cured during any applicable grace period), then the Parent and Seller shall thereafter, within five business days after demand by the Buyer, reimburse the Buyer for all out-of-pocket expenses incurred by the Buyer in connection with the transactions contemplated hereby (up to a maximum aggregate amount of $600,000).

       The parties hereto acknowledge and agree that in the event one of the foregoing events occurs, then the sole and exclusive remedy of the party prepared to close or the terminating party, as the case may be, for monetary damages or otherwise, with respect to or arising out of this Agreement shall be pursuant to this Section 18.

       Notwithstanding the foregoing, it is acknowledged and agreed that, except as otherwise expressly set forth herein, each party shall bear its own fees and expenses in accordance with the terms of Section 24(k) hereof.

       The parties acknowledge and agree that this Section 18 shall not apply in respect of any termination of this Agreement pursuant to Sections 5(b)(i),
(iv), or (v).

       19. Further Assurances. Enterprises, the Buyer, the Parent and the Seller will each (a) execute and deliver such instruments and take such other actions as the other may reasonably require in order to carry out the intent of this Agreement; (b) use its reasonable efforts to obtain the consents of all third parties, governmental authorities or others necessary for the consummation of the transactions contemplated by this Agreement; and (c) use its reasonable efforts so that the conditions precedent to the obligations of the other are satisfied. Each of the Parent and the Seller, on the one hand, and Enterprises and the Buyer, on the other hand, agrees to use its reasonable efforts to cooperate with the other in connection with the defense of any lawsuits or claims by third parties relating to the operation of the Division prior to the Closing. Without limitation of the foregoing sentence, Enterprises and the Buyer, on the one hand, and the Parent and the Seller, on the other hand, shall provide to each other reasonable access to their respective records relating to the Business prior to the Closing and to their respective employees which are necessary or appropriate for the defense of any lawsuits or claims. The Parent and the Seller, on the one hand, and Enterprises and the Buyer, on the other hand, will reimburse the other for out-of-pocket expenses incurred in connection with its cooperation in any such matter. Following the Closing Date, the Parent and the Seller shall provide to Enterprises and the Buyer reasonable access to the personnel records (excluding medical records) of the Seller relating to the Division Employees actually hired by Buyer.

       20. Mail. From and after the Closing Date, (a) the Parent and the Seller will promptly forward to Enterprises and the Buyer all mail, including checks, which the Parent or the Seller may receive and which relate to the operation of the Acquired Business, including Division Assets and Assumed Liabilities and (b) the Buyer will promptly forward to the Seller all mail, including checks, which the Buyer may receive and which relate to the Excluded Assets or Excluded Liabilities.

       21. Sales, Use and Similar Taxes. All sales, use and transfer and similar taxes arising in respect of the transactions provided for under this Agreement shall be paid by the Seller.

       22. Bulk Sales Laws. The parties hereto waive compliance with the "bulk sales" provisions of the Uniform Commercial Code as it is in effect in any jurisdiction in connection with the sale of the Division Assets and Dillard's Inventories. The Parent and the Seller, jointly and severally, warrant and agree to pay and discharge, when due, all claims of creditors which could be asserted against any party by reason of such non-compliance (other than the Assumed Liabilities).

       23. Press Releases, Etc. No press release relating to this Agreement, or the transactions contemplated hereby, or other announcement to the employees, customers or suppliers of the Division, or to any other third person or entity, will be issued or made without the written approval of the Seller and the Buyer, except any public disclosure which the Seller or the Buyer, as the case may be, in good faith believes is required by law (in which case the parties will use all reasonable efforts to consult prior to making such disclosure).

       24.    Miscellaneous Provisions.

       (a) Survival. All representations and warranties made herein or in any certificate or other instrument delivered by or on behalf of any of the parties pursuant hereto shall survive the Closing Date, and shall continue until March 30, 1999, provided that such time limitation shall not apply to the matters referred to in Section 7(i) (such representations and warranties to survive until the expiration of the statute of limitations applicable to the Taxes in question, taking into account any extensions of such statute of limitations). All covenants and agreements contained in this Agreement (to the extent not required to be performed prior to Closing) shall survive the Closing.

       (b) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by personal delivery, reputable overnight courier service or certified mail (postage pre-paid, return receipt requested), as follows:

If to the Parent or Seller:      If to Enterprises or the Buyer:
--------------------------       ------------------------------

Zale Corporation                 Finlay Enterprises, Inc.
901 W. Walnut Hill Lane          521 Fifth Avenue
Irving, Texas 75038-1003         New York, New York 10175
Attn:  Chairman                  Attn:  President

                                           -and-

                                 Finlay Fine Jewelry Corporation
                                 521 Fifth Avenue
                                 New York, New York 10175
                                 Attn:  Chairman

With a copy to:                  With a copy to:

Alan P. Shor, Esq.               Zimet, Haines Friedman & Kaplan
Executive Vice President         460 Park Avenue; 9th Floor
   and Chief Administrative      New York, New York 10022
   Officer                       Attn:  James Martin Kaplan, Esq.
Zale Corporation
901 W. Walnut Hill Lane
Irving, Texas  75038-1003

Any party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving notice thereof to the other parties hereto in the manner herein provided. Notices shall be deemed given at the time they are delivered personally; if by overnight courier, the next business day following the delivery thereof to such courier (or such later date as is demonstrated by a bona fide receipt therefor); or if given by certified mail (postage pre-paid, return receipt requested), three days after deposit in the mail.

       (c) Entire Agreement. This Agreement and the instruments, agreements, exhibits, schedules and other documents contemplated hereby supersede all prior discussions and agreements between the parties with respect to the matters contained herein, and this Agreement and the instruments, agreements and other documents contemplated hereby contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby; provided, however, that the terms of the confidentiality agreement dated February 13, 1997 between the Buyer and the Seller shall apply to the subject matter thereof in the event this Agreement is terminated.

       (d) Waiver. Any term or condition of this Agreement may be waived at any time by the party thereto which is entitled to the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion.

       (e) Amendments. This Agreement may be amended only by a writing signed by all of the parties hereto.

       (f) Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

       (g) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This

Agreement may not be assigned by any party, without the prior written consent of the other parties hereto. This Agreement is not made for the benefit of, and there shall be no, third party beneficiaries hereof.

       (h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and performed entirely within such State. Each of the parties hereto hereby agrees that any suit, action or proceeding for the enforcement of the award of an arbitrator pursuant to this Agreement shall be brought only in the state courts of or federal courts sitting in the State of Delaware. Each party hereto irrevocably consents to the jurisdiction of the state courts of and the federal courts sitting in the State of Delaware and to service of process in any such suit, action or proceeding being made upon such party by registered or certified mail at the address specified for notices herein. Each party hereto hereby waives any objection it may now or hereafter have to the venue of any such suit, action or proceeding or any such court or that such action or proceeding is brought in an inconvenient forum.

       (i) Headings. The headings in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement.

       (j) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

       (k) Expenses. Except as otherwise expressly set forth herein, each party hereto shall bear its own fees and expenses (including without limitation, legal, accounting, investment banking and broker's fees), regardless of whether or not this Agreement is terminated.

       25. Special Re-apportionments. Notwithstanding anything else contained herein to the contrary:

       (a) In the event Seller pays any amounts ("Capital Payments") for capital expenditures or any other costs for the acquisition, renovation or repair of fixed or capital assets of the Acquired Business between the date hereof and the Closing, then the $639,518 maximum amount contained in Section 6(a)(ii) hereof shall be reduced by an amount equal to such Capital Payments and the $4,348,347 maximum amount contained in Section 3(a)(i)(B) hereof shall be increased by an amount equal to such Capital Payments (up to $639,518 in the aggregate).

       (b) In the event Buyer delivers a written request to Seller that the delivery of all or any portion of the on-order finished goods merchandise relating to the Acquired Business which is scheduled to be delivered to Seller during the month of September 1997 be deferred from September 1997 until October 1997, then (i) the Buyer shall have the right to address such matter with the Seller's vendors directly, and the Seller shall use all reasonable efforts to effect such request, and (ii) the Maximum Inventory Amount shall be reduced by an amount (the "Deferred Invoiced Cost") equal to the Invoiced Cost of all such merchandise for which the parties are able to defer delivery and the Maximum Amount contained in Section 2(a)(iv) hereof shall be increased by such Deferred Invoiced Cost.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

ZALE CORPORATION


By: /s/Alan P. Shor
    ---------------------------------
    Name:  Alan P. Shor
    Title: Executive Vice-President
           and CAO


ZALE DELAWARE, INC.


By: /s/Alan P. Shor
    ---------------------------------
    Name:  Alan P. Shor
    Title: Executive Vice-President
           and CAO


FINLAY ENTERPRISES, INC.


By: /s/Arthur E. Reiner
    -----------------------------------
    Name:  Arthur E. Reiner
    Title: President and Chief
           Executive Officer


FINLAY FINE JEWELRY CORPORATION


By: /s/Arthur E. Reiner
    -----------------------------------
    Name:  Arthur E. Reiner
    Title: Chairman and Chief
           Executive Officer